Exhibit 99.1

MEDIA CONTACTS:	INVESTOR CONTACTS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320
Sharon Samuel
(212) 282-5322

AVON REPORTS THIRD-QUARTER EARNINGS OF $.35 PER SHARE

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Revenue Up 4%, Flat in Local Currencies

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Company Reconfirms Earnings Outlook for the Year

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NEW YORK, N.Y., October 28, 2005 -- Avon Products, Inc. (NYSE:AVP) today reported that earnings in the third quarter 2005 were $.35 per share, compared with 2004 third-quarter earnings of $.37 per share.

     Avon said that revenue in the third quarter 2005 grew 4% (flat in local currencies) to $1.9 billion. Active Representatives rose 4% and units were flat versus the prior year. Total Beauty sales in the quarter rose 5%.

     Operating profit decreased 6%, mainly due to gross margin declines caused by unfavorable pricing and product mix and higher consumer and strategic spending. Operating margin was 13.1%. Net income in the third quarter 2005 was $163.8 million, compared with $176.9 million a year ago.

Third-Quarter Regional Highlights

     U.S. third-quarter revenue decreased 6%, with continued lower customer purchase frequency and ongoing competitive intensity. The company also believes that its U.S. business was affected by the impact of higher fuel costs on Avon’s Representatives and their customers. Units and active Representatives in the quarter were down 2% and 4%, respectively.

     Sales of Beauty products in the U.S. decreased 6%. Beauty Plus sales increased 14%, primarily due to the launch of a foundations business, and Beyond Beauty sales declined 29%, in part reflecting ongoing, planned category repositioning. U.S. operating profit was 11% lower year over year due to unfavorable product mix and the revenue decline. Operating margin was 13.1%.

     In Europe, revenue in the third quarter increased 8% (6% in local currencies) and active Representatives rose 6%. Units were 2% lower than the year-ago period. Central and Eastern Europe grew 16% with revenue in Russia increasing 19%. Europe’s third-quarter operating profit grew 4%, half the rate of the region's revenue growth, due to unfavorable pricing and product mix, higher manufacturing overhead and costs to develop the company’s global ERP system in the region. Operating margin was 17.4%.

     In Latin America, third-quarter revenue grew 14% (4% in local currencies) as solid results in Brazil and Venezuela, in particular, more than offset a 4% decline in Mexico. Active Representatives rose 8% and units grew 4%. Operating profit decreased by 3% due to the impact of unfavorable pricing and product mix, increased administrative expenses and higher consumer and strategic investments. Operating margin was 22.6%.

      In Asia Pacific, revenue decreased 3% (5% in local currencies) and units declined 8%, as the region’s performance was impacted by revenue declines in China and Japan. China’s revenue was 16% lower year over year as Avon’s Beauty Boutique owners in that country continued to reduce the size of their orders in connection with the anticipated resumption of direct selling.

     Active Representatives in the Asia Pacific region declined 3% in the quarter. Operating profit was 18% lower versus the year-ago quarter primarily as a result of the region’s revenue decline and also due to higher investments in China related to the implementation of direct selling and increased advertising. Operating margin was 14.5%.

Outlook

     For the full-year 2005, Avon continues to project an earnings-per-share increase of low-to-mid single digits compared with 2004 earnings of $1.77 per share. 2005’s expectation includes $.20 per share of tax benefits primarily from settlements of prior-year audits, partially offset by an impact of $.02 per share from a revised higher effective rate, both of which were disclosed in the second quarter 2005. 2004’s earnings per share included non-recurring tax benefits of $.11 per share. Full-year revenues are expected to increase mid-single digits (up slightly in local currencies), and full-year operating profit is anticipated to be flat to down somewhat. Full-year cash flow from operations is projected to be in the range of $800 million. The company noted that its guidance does not include the cost of any steps that it might take during the balance of the year to reduce its enterprise expense base.

      The company expects consolidated fourth-quarter local-currency revenue growth to be flattish compared with the prior-year quarter. U.S. revenue trends show a weakening from the third quarter’s growth rate primarily driven by further deterioration of consumer activity that reflects the effect of higher fuel costs and the impact of Hurricane Katrina.

     The company said it will discuss action plans to address the underlying causes of the continuing broad-based weakness in its business at an upcoming investor meeting on November 15, 2005.

     Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results and the outlook for the full-year. The dial-in number for the call is (973) 528-0014 (entry code 2272). Additionally, the call will be webcast live and can be accessed at www.avoninvestor.com.

      Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this report that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in our markets, including social, economic, political and competitive uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East; our ability to implement our business, cash management and tax strategies and our Business Transformation initiatives; our ability to achieve anticipated cost savings and our profitability and growth targets, particularly in our largest markets; our ability to implement appropriate product mix and pricing strategies; the impact of changes in consumer spending patterns and preferences, particularly given the global nature of our business; our ability to replace lost sales attributable to the repositioning of the U.S. Beyond Beauty business; the impact of substantial currency fluctuations on the results of our foreign operations and the cost of sourcing foreign products and the success of our foreign currency hedging and risk management strategies; our ability to implement our Sales Leadership program globally, to increase Representative productivity and recruit Representatives; our ability to implement our enterprise resource planning project; the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations; the impact of stock option expense pursuant to Statement of Financial Accounting Standards No. 123(R); our ability to successfully transition our business in China in connection with the anticipated resumption of direct selling in that market; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on us, our operations or our Representatives by foreign governments; our ability to successfully identify new business opportunities; our access to financing; and our ability to attract and retain key personnel and executives. Additional information identifying such factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended September 30		Percent Change	Nine months ended September 30		Percent Change

	2005	2004		2005	2004

Net sales	$1,865.7	$1,784.7	5%	$5,690.5	$5,370.5	6%
Other revenue	20.3	21.5		60.9	66.8

Total revenue	1,886.0	1,806.2	4%	5,751.4	5,437.3	6%

Cost of sales (1)	724.5	679.8		2,153.1	2,019.8
Marketing, distribution and
administrative expenses (1)	914.4	863.6		2,746.7	2,599.8

Operating profit	247.1	262.8	-6%	851.6	817.7	4%

Interest expense	13.2	8.2		33.8	24.1
Interest income	(10.5)	(5.5)		(26.4)	(13.9)
Other expense, net (2)	2.3	2.1		7.6	9.4

Total other expenses	5.0	4.8		15.0	19.6

Income before taxes and minority interest	242.1	258.0	-6%	836.6	798.1	5%
Income taxes (3)	77.0	79.2		167.1	232.5

Income before minority interest	165.1	178.8		669.5	565.6
Minority interest	(1.3)	(1.9)		(5.1)	(8.3)

Net income	$163.8	$176.9	-7%	$664.4	$557.3	19%

Earnings per share:
Basic	$.35	$.37	-5%	$1.41	$1.18	19%

Diluted	$.35	$.37	-5%	$1.40	$1.17	20%

Average shares outstanding:
Basic	466.56	473.08		469.97	472.39
Diluted	468.95	479.36		473.82	478.20

Notes:

(1) For the three and nine months ended September 30, 2004, certain U.S. expenses were reclassified from operating expenses to cost of sales. These reclassifications did not affect operating profit.

(2) For the three months ended September 30, 2005 and 2004, Other expense, net includes foreign exchange (gains) losses of ($0.3) and $1.2, respectively. For the nine months ended September 30, 2005 and 2004, Other expense, net includes foreign exchange losses of $5.5 and $5.9, respectively. During the nine month period ended September 30, 2005, the Company recorded net gains on the sale of marketable securities of $2.5.

(3) For the nine months ended September 30, 2005, income taxes were impacted by a reduction in tax expense of $98.5, primarily due to the completion of income tax examinations as well as the closure of a tax year by expiration of the statute of limitations, net of related adjustments. For the three and nine months ended September 30, 2004, income taxes were also impacted by a reduction in tax expense of $8.7 and $37.4, respectively, due to cash management and tax strategies, favorable audit settlements, and amended returns as well as tax and interest refunds.

AVON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 30	December 31
	2005	2004

Cash, including cash equivalents	$985.7	$769.6
Accounts receivable, net	595.3	599.1
Inventories	953.8	740.5
Prepaid expenses and other	442.8	397.2

Total current assets	2,977.6	2,506.4

Property, plant and equipment, net	1,039.9	1,014.8
Other assets	619.7	626.9

Total assets	4,637.2	4,148.1

Debt maturing within one year	846.6	51.7
Accounts payable	489.4	490.1
Other current liabilities	933.5	983.7

Total current liabilities	2,269.5	1,525.5

Long-term debt	771.9	866.3
Other non-current liabilities	707.8	806.1

Total shareholders’ equity	888.0	950.2

Total liabilities and shareholders’ equity	$4,637.2	$4,148.1

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended September 30

	2005	2004

Cash Flows from Operating Activities:
Net income	$664.4	$557.3
Depreciation and amortization	97.5	96.4
Provision for doubtful accounts	96.7	101.0
Provision for obsolescence	47.2	44.3
Deferred income taxes	1.0	(39.9)
Other	15.1	9.6

Changes in assets and liabilities:
Accounts receivable	(92.2)	(119.7)
Inventories	(272.6)	(214.6)
Prepaid expenses and other	(46.6)	(42.9)
Accounts payable and accrued liabilities	27.5	90.7
Income and other taxes	(99.8)	(55.4)
Non-current assets and liabilities	(68.5)	(59.1)

Net cash provided by operating activities	369.7	367.7

Cash Flows from Investing Activities:
Capital expenditures	(145.0)	(162.4)
Disposal of assets	9.8	6.9
Other investing activities	(11.5)	(48.2)

Net cash used by investing activities	(146.7)	(203.7)

Cash Flows from Financing Activities:
Cash dividends	(237.5)	(202.5)
Total debt, net change	715.3	(12.1)
Repurchase of common stock	(511.5)	(143.6)
Proceeds from exercise of stock options, net of taxes	59.0	109.4
Other financing activities	(0.5)	(0.2)

Net cash provided (used) by financing activities	24.8	(249.0)

Effect of exchange rate changes on cash and equivalents	(31.7)	(1.6)

Net increase (decrease) in cash and equivalents	$216.1	$(86.6)

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

THIRD QUARTER 2005 - THREE MONTHS ENDED 9/30/05

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs 3Q04	% var. vs 3Q04		% var. vs 3Q04	2005 percent	% var. vs 3Q04	% var. vs 3Q04

North America	$573.8	-3%	-4%	$71.2	-9%	12.4%	-1%	-3%
US	487.3	-6	-6	63.9	-11	13.1	-2	-4
International	1,312.2	8	3	249.7	-3	19.0	0	5
Latin America	554.7	14	4	125.5	-3	22.6	4	8
Europe	504.7	8	6	87.6	4	17.4	-2	6
Asia Pacific	252.8	-3	-5	36.6	-18	14.5	-8	-3
Total from Operations	1,886.0	4	0	320.9	-5	17.0	0	4
Global Expenses	-	-	-	(73.8)	-1	-	-	-
Consolidated	$1,886.0	4%	0%	$247.1	-6%	13.1%	0%	4%

CATEGORY SALES (US$)

				Consolidated

					% var. vs 3Q04

Beauty (cosmetics/fragrances/toiletries)				$1,293.0	5%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				350.7	10
Beyond Beauty (home products/gift and decorative/candles)				222.0	-6

Net Sales				$1,865.7	5%
Other Revenue				20.3	-6

Total Revenue				$1,886.0	4%

THIRD QUARTER 2005 - NINE MONTHS ENDED 9/30/05

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs 9M04	% var. vs 9M04		% var. vs 9M04	2005 percent	% var. vs 9M04	% var. vs 9M04

North America	$1,786.2	-4%	-5%	$263.5	-12%	14.8%	-7%	-2%
US	1,531.4	-6	-6	238.9	-14	15.6	-8	-2
International	3,965.2	11	6	808.9	6	20.4	4	8
Latin America	1,592.2	14	7	363.8	7	22.8	6	9
Europe	1,578.6	12	7	319.2	13	20.2	4	9
Asia Pacific (1)	794.4	2	0	125.9	-8	15.8	0	4
Total from Operations	5,751.4	6	2	1,072.4	1	18.6	2	6
Global Expenses	-	-	-	(220.8)	8	-	-	-
Consolidated (1)	$5,751.4	6%	2%	$851.6	4%	14.8%	2%	6%

CATEGORY SALES (US$)

				Consolidated

					% var. vs 9M04

Beauty (cosmetics/fragrances/toiletries)				$3,982.2	7%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				1,043.4	8
Beyond Beauty (home products/gift and decorative/candles)				664.9	-1

Net Sales				$5,690.5	6%
Other Revenue				60.9	-9

Total Revenue				$5,751.4	6%

(1) Growth in Active Representatives was positively impacted by an increase in the number of sales campaigns in the Philippines in the second quarter of 2004, resulting in additional opportunities to order. This change positively impacted Active Representative growth in Asia Pacific for the nine months ended September 30, 2005 by 2 points.